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                                     EX-99.1
                                  PRESS RELEASE

FOR IMMEDIATE RELEASE

SAN JOSE, Calif., June 19, 2002 -- Komag, Incorporated (OTC Bulletin Board:
KMAGQ), the largest independent producer of media for disk drives, today announced that it plans to close Komag Materials Technology, Inc. ("KMT"), a wholly-owned subsidiary located in Santa Rosa, California.

At the same time the company reported that it expects sales for the second quarter of 2002 will be 15% to 20% lower than the $61.4 million reported in the first quarter of 2002 as a result of recent market softness. The company also expects that lower sales will result in a $3 million to $4 million increase in operating loss, before restructuring charges, compared to the first quarter.

"Because our market continues to be weak and volatile, we find it necessary to take ever more difficult steps to reduce our fixed cost structure," said T.H. Tan, Komag's chief executive officer. "KMT has been part of Komag since 1988. They have been responsible for significant substrate technology, process improvements and cost reductions over the intervening years. Unfortunately, the competitive pressures of our industry no longer allow us to maintain a dedicated substrate development team. We will relocate a small number of key KMT staff members to our R&D center in San Jose to continue substrate development efforts."

The KMT shutdown will reduce the company's headcount by approximately 75 people. The shutdown will occur over a three-month period, beginning with a partial reduction in force immediately. The balance of the KMT staff will be terminated as projects are completed. The company expects to record a restructuring charge of $6 million to account for the shutdown.

Komag's emergence from chapter 11 will be unaffected by the actions announced above. The company expects its Plan of Reorganization to become effective on or before June 30, 2002. At that time the company will discharge over $520 million of unsecured obligations, cancel its existing common stock and warrants, and make distributions of cash, new common stock, warrants and debt securities to holders of general unsecured claims.

ABOUT KOMAG

Founded in 1983, Komag is the world's largest independent supplier of thin-film disks, the primary high-capacity storage medium for digital data. Komag leverages the combination of its U.S. R&D centers with its world-class Malaysian manufacturing operations to produce disks that meet the high-volume, stringent quality, low cost and demanding technology needs of its customers. By enabling rapidly improving storage density at ever-lower cost per gigabyte, Komag creates extraordinary value for consumers of computers, enterprise storage systems and electronic appliances such as peer-to-peer servers, digital video recorders and game boxes.

For more information about Komag, visit Komag's Internet home page at http://www.komag.com or call Komag's Investor Relations 24-hour Hot Line at 888-66-KOMAG or 408-576-2901.

FORWARD LOOKING STATEMENTS

This press release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements represent the company's current judgment and include, but are not limited to, the amount of the company's sales and operating loss for the second quarter of 2002, the timing of the KMT shutdown, the reduction in headcount as a result of the shutdown, the amount of the accounting charge for discontinuing KMT operations, and the timing and terms for the company's emergence from chapter 11. The company's actual results for future periods could differ materially from those projected in such forward-looking information. Factors that could cause actual results to differ include, but are not limited to, the company's chapter 11 filing, variability in demand for and average selling price of disks, the impact of demand variation on factory utilization, the company's ability to achieve its operating yield, cost and profitability targets, the company's ability
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to satisfy customer qualification requirements, and the other factors described in the company's reports filed with the Securities and Exchange Commission, including, but not limited to, its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Komag undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements.